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                                                                 EXHIBIT 4.7 (c)

                              SPECIAL TAX NOTICE
                         IN-SERVICE WITHDRAWALS FROM TIP
This notice contains important information you will need before you decide how to receive your payment from the Thrift-Incentive Plan. (TIP)

                                     SUMMARY
A payment from TIP that is eligible for "rollover" can be taken in two ways. You can have all or any portion of your payment either
  1) PAID IN A "DIRECT ROLLOVER"
  2) PAID TO YOU

A rollover is a payment of your TIP benefits to your individual retirement arrangement (IRA) or to another employer's plan. This choice will affect the tax you owe.

  If you choose a DIRECT ROLLOVER:
    . Your payment will not be taxed in the current year and no income tax will be withheld.

    . Your payment will be made directly to your IRA or other employer's plan.

    . Your payment will be taxed later when you take it out of the IRA or other employer's plan.

  If you choose to have your TIP Benefits PAID TO YOU:
    . You will receive only 80% of the payment, because the Northern Trust is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

    . Your payment will be taxed in the current year unless you roll it over.
      You may be able to use special tax rules that could reduce the tax you owe. (see pg. 4) However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% tax.

     . You can roll over the payment to your IRA or another employer's plan within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer's plan.

     . If you want to roll over 100% of the payment to an IRA or another employer's plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

       NOTE:
       Although taxable funds that come out of TIP as an in-service withdrawal are eligible for rollover, the funds will not be accepted for rollover back into TIP.

                               MORE INFORMATION

                                                              Page
  I.  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER..........     1

 II.  DIRECT ROLLOVER......................................     2

III.  PAYMENT PAID TO YOU..................................     2

 IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER
      BENEFICIARIES........................................     3

                  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER
Payments from TIP may be "eligible rollover distributions." This means that they can be rolled over to an IRA or another employer's plan. In general, any payment from TIP (including an in-service withdrawal) is considered an eligible rollover distribution, EXCEPT for the following types of payments which CANNOT be rolled over:

Non-taxable Payments
  In general, only the "taxable portion" of your payment is an eligible rollover distribution. If you have made "after-tax" employee contributions to TIP, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over.

Required Minimum Payments
  Beginning in the year you reach age 70 1/2, you are required to take an annual distribution from TIP. These required minimum distributions cannot be rolled over.

                                DIRECT ROLLOVER
You can choose a direct rollover of all or any portion of your payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is made payable directly from TIP to an IRA or another employer's plan. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA or employer's plan.

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DIRECT ROLLOVER TO AN IRA
  You can open an IRA to receive the direct rollover. (The term "IRA" as used in this notice, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to obtain an account number. Supply the name of the institution and the account number on your withdrawal form. The check will then be made payable to the IRA and sent to you for delivery to the IRA institution.

DIRECT ROLLOVER TO ANOTHER EMPLOYER'S PLAN
  If you are employed by a new employer that has a plan, and you want a direct rollover to that plan, ask the administrator of that plan whether it will accept your rollover. If the plan will accept your rollover, supply the name of the plan and the company name on your distribution or withdrawal form. An employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a direct rollover to an IRA.

    PLEASE NOTE:
      Although taxable funds that come out of TIP as an in-service withdrawal are eligible for rollover, the funds will not be accepted for rollover back into TIP.

                           PAYMENT MADE PAYABLE TO YOU
If you have the payment made to you, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or another plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

MANDATORY TAX WITHHOLDING
  If any portion of the payment to you is an eligible rollover distribution, TIP is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if your eligible rollover distribution is $10,000, only $8,000 will be paid to you because TIP must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from TIP. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

SIXTY-DAY ROLLOVER OPTION
  If you have an eligible rollover distribution paid to you, you can still decide to roll over all or part of it to an IRA or another employer's plan. If you decide to roll over, you must make the rollover within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA or employer's plan.

  You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the IRA or employer's plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

     EXAMPLE:
       Your eligible rollover distribution is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to an IRA or employer's plan. To do this, you roll over the $8,000 you received from TIP, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or employer's plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.

  If on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000)

ADDITIONAL 10% TAX IF YOU ARE UNDER AGE 59 1/2
If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax does not apply to your in-service withdrawal if it is (see IRS Form 5329 for more information on the additional 10%):

     . Used to pay certain medical expenses

     . Paid to you under a Qualified Domestic Relations Order

SPECIAL TAX TREATMENT
If your eligible rollover distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a "lump sum distribution" it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under TIP, ESOP and the Pension Plan that is payable to you because you have reached age 59 1/2 or separated from service with your employer. For a payment to qualify as a lump sum distribution, you must have been a participant in the plan for at least 5 years. The special tax treatment for lump sum distributions is described below.

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FIVE-YEAR AVERAGING
  If you receive a lump sum distribution after you are age 59 1/2, you may be able to make a one-time election to figure the tax on the payment by using "5-year averaging." Five-year averaging often reduces the tax you owe because it treats the payment as if it were paid over 5 years.

TEN-YEAR AVERAGING IF YOU WERE BORN BEFORE JANUARY 1, 1936
  If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax you owe.

CAPITAL GAINS TREATMENT IF YOU WERE BORN BEFORE JANUARY 1, 1936
  In addition, if you receive a lump sum distribution and you were born before January 1, 1936, you may elect to have the part of your payment that is attributable to your pre-1974 participation in the retirement plans (if any) taxed as long-term capital gain at a rate of 20%.

  There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime and the election applies to all lump sum distributions you receive in that same year. If you have previously rolled over a payment from the Plan, you cannot use this special tax treatment for later payments from TIP. If you roll over your payment to an IRA, you will not be able to use this special tax treatment for later payments from the IRA. Also, if you roll over only a portion of your payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how you elect the special tax treatment.

             PAYMENTS UNDER A "QUALIFIED DOMESTIC RELATIONS ORDER"

In general the rules summarized above that apply to payments to employees also apply to payments to alternate payees under a "Qualified Domestic Relations Order" (QDRO) in connection with a divorce or legal separation.

If you are an alternate payee, you may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to you. Your payment is not subject to the additional 10% tax described above, even if you are younger than age 59 1/2 and you may be able to use the special tax treatment for lump sum distributions and distributions in employer stock also described above.

                     HOW TO OBTAIN ADDITIONAL INFORMATION
This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with a professional tax advisor before you take payment of your benefits from TIP. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office or by calling 1-800-TAX-FORMS.

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